Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Seneca Global Fund, L.P. (f/k/a Aspect Global Diversified Fund LP) of our report dated March 25, 2011, relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
June 21, 2011